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                                                                   EXHIBIT 10.21


                           SOFTWARE LICENSE AGREEMENT

         This Software License Agreement ("Agreement"), is made this 16th day of June, 1998 (the "Effective Date") by and between U S West Communication Services, Inc., a Colorado corporation and its Affiliates, having a place of business at 1999 Broadway, Denver, CO 80202 ("U S West"), and Datamatix, Inc., a Delaware corporation, having a place of business at 215 West Church Road, King of Prussia, PA 19406 ("LICENSEE").

                                    RECITALS

         U S West is the owner of a certain software program as more fully described in Schedule A, attached hereto and incorporated herein by this reference; and

         U S West and LICENSEE mutually desire to enter into this Agreement which grants a license to LICENSEE in the software program to accordance with the provisions hereof.

                                    AGREEMENT

         In consideration of the mutual promises and benefits contained herein, the parties agree to the accuracy of the above recitals and further agree as follows:

1.0      DEFINITIONS

         The following terms are used in this Agreement, as defined in this
Section:

         1.1 "AFFILIATE" shall mean an entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with U S West. For the purposes of this Subsection 1.1, "control" means (i) in the case of corporate entities, direct or indirect ownership of 20% or more of the stock or shares entitled to vote for the election of the board of directors or other governing body of the entity; and (ii) in the case of non-corporate entities, direct or indirect ownership of 20% or more of the equity interests of the entity.

         1.2 "PROGRAM" shall mean the software program and all related materials, documentation and information described in Schedule A.

         1.3 "SOURCE CODE" shall mean the Program written in programming language, including all comments and procedural code, in a form intelligible to trained programmers and capable of being translated into Object Code for operation on computer equipment through assembly or compiling.

         1.4 "OBJECT CODE" shall mean the Program assembled or compiled in digital binary form on software media, which is readable and usable by machines, but not generally



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                  readable by unaided humans without reverse assembly, reverse compiling, or other reverse engineering.

         1.5 "DERIVATIVE WORK" shall mean a work that is based on the Program, such as a revision, enhancement, modification, translation, abridgment, condensation, expansion, or any other form in which such preexisting works may be recast, transformed, or adapted, and that, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement. For purposes hereof, a Derivative Work shall also include any compilation that incorporates any portion of the Program.

         1.6 "CONFIDENTIAL INFORMATION" shall mean any and all technical information, know-how, inventions or business information, including third party information, furnished or disclosed by one party to the other, in whatever form or medium including, but not limited to, the Program, Source Code, Object Code, product/service specifications, prototypes, other computer programs, models, drawings, marketing plans, financial data, and personnel statistics, which are marked as confidential or proprietary by the disclosing party or, for information which is orally disclosed, the disclosing party indicates to the other at the time of disclosure the confidential or proprietary nature of the information and provides a summary of the orally disclosed information in writing to the receiving party within twenty (20) days after such disclosure, which summary is also marked as confidential or proprietary. The Program in any form or medium and all related documentation shall be deemed by the parties to be Confidential Information whether or not marked as confidential or proprietary.

         1.7 "DISPUTE" shall mean any claim, controversy or dispute of any kind or nature whatsoever arising between the parties hereunder.

2.0      GRANT OF LICENSE

         2.1 Subject to the terms and conditions of this Agreement, U S West hereby grants to LICENSEE a non-exclusive, non-transferable (except as allowed under the provisions of Subsection 13.1 below), perpetual, personal license to use, copy, and create Derivative Works based on the Program, in Object and Source Code forms, solely for its internal business purposes.

         2.2 LICENSEE shall own all right, title and interest in and to all Derivative Works that LICENSEE creates or has created.

         2.3 U S West shall retain all right, title and interest in and to the Program subject to the license granted hereunder. The Program may not be copied, used, modified or distributed for any purpose other than as expressly authorized under this Agreement.


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         2.4      LICENSEE shall provide U S West, Inc. and its wholly owned subsidiaries any services it offers its customers that use the Program, or any Derivative Works thereof, at no charge.

3.0      PAYMENT

         3.1 In consideration of the license granted by U S West to LICENSEE under Section 2 above, LICENSEE shall pay to U S West all amounts when due in accordance with Schedule B, attached hereto and incorporated herein by this reference ("Payments"). All Payments are to be made in United States dollars.

         3.2 Payments to U S West shall be made payable to "U S West Communication Services Inc.," and shall be submitted to 1999 Broadway, 8th Floor, Denver, CO 80202, Attention Miles Morimoto, or at such other address as U S West may specify by written notice.

         3.3 All Payments specified under this Agreement do not include duties, taxes, withholdings, assessments, surcharges, value-added taxes, or any other charges imposed by the United States or any foreign government or any other United States or foreign taxing authority (collectively, the "Taxes") and LICENSEE shall pay or reimburse U S West to a like amount if withheld from Payments due U S West. Any Taxes payable by LICENSEE which U S West may be required to collect or pay upon provisions of this license of the Program or any other services, shall be paid by LICENSEE upon U S West's written demand. LICENSEE agrees to indemnify and hold U S West harmless from and against all liability, costs, expense, and penalties for LICENSEE's failure to timely pay any Taxes. Notwithstanding this Subsection 3.3, LICENSEE shall not be responsible for income taxes which may be payable by U S West.

         3.4 If LICENSEE fails to pay any amounts due under this Agreement within sixty (60) days, LICENSEE shall pay to U S West interest on such past due amounts from the date due until paid at the rate of one and one half percent (1-1/2%) of the unpaid balance per month or, where a lower rate is prescribed by law, the highest rate thereby permitted. In the event of such nonpayment, U S West may at its option, and in addition to any other right which it has under this Agreement at law or in equity, terminate this Agreement and the licenses granted hereunder for default under the provisions of Section 9.0 below.

4.0      LIMITED SUPPORT

         U S West shall provide LICENSEE the limited support services in accordance with Schedule C, attached hereto and incorporated herein by this reference.


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5.0      RECORDS AND REPORTS

         5.1 LICENSEE shall keep complete and accurate records and books of account containing all information required for the computation and verification of the amounts to be paid hereunder. Such records and books shall be maintained by LICENSEE in accordance with legal restrictions, but in any case no less than three (3) years after termination of this Agreement.

         5.2 LICENSEE further agrees, upon at least ten (10) business days prior written notice from U S West, to permit one or more accountants selected by U S West to have access during ordinary business hours to such records as may be necessary to audit with respect to any payment prior to such request, the correctness of any report or payment made under this Agreement, to obtain information as to the payments due for any such period in the case of failure of LICENSEE to report or make payment pursuant to the terms of this Agreement. Such accountant shall not disclose to U S West any information relating to the business of LICENSEE except that which is necessary to inform U S West of (i) the accuracy or inaccuracy of LICENSEE's payments; (ii) compliance or noncompliance by LICENSEE with any other terms and conditions of this Agreement; and (iii) the extent of any such inaccuracy or noncompliance. Such accountant shall have the right to make and retain copies of any pertinent portions of the records and books of account. U S West shall bear the cost of any audits under this Agreement; provided, however, that if the audit determines that LICENSEE has underpaid to U S West in an amount of Ten Thousand Dollars ($10,000.00) or more, LICENSEE shall reimburse U S West for the cost of such audit.

         5.3 LICENSEE shall provide U S West with a written statement of account to accompany the Payments made to U S West in accordance with Section 3.0 above.

6.0      LIMITED WARRANTY

         6.1 U S West warrants that it has full power and authority to enter into this Agreement.

         6.2 EXCEPT FOR THE LIMITED WARRANTY SET FORTH ABOVE, THE PROGRAM IS LICENSED HEREUNDER "AS IS," AND U S West DISCLAIMS ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING (WITHOUT LIMITATION) ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE PROGRAM WILL OPERATE ERROR-FREE.

         6.3 U S West disclaims any on-going obligations to LICENSEE to support, maintain, enhance, or update the Program, subject to
                  Section 4.0 above.


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7.0      LIMITATION OF LIABILITY

         U S WEST, ITS RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES AND AGENTS (HEREINAFTER COLLECTIVELY CALLED "THE GROUP") SHALL HAVE NO LIABILITY TO LICENSEE FOR ANY DAMAGES, LOSSES, OR EXPENSES INCLUDING BUT NOT LIMITED TO ANY DIRECT, INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR OTHER INDIRECT DAMAGES, OR LOSS OF PROFITS. LOSS OF USE OR LOSS OF DATA, HOWSOEVER CAUSED OR ARISING AND REGARDLESS OF LEGAL THEORY OR FORESEEABILITY.

8.0      CONFIDENTIALITY

         8.1 Each party agrees to hold all Confidential Information other than that which describes and/or embodies the Program in confidence for a period of three (3) years after the date of disclosure. However, Confidential Information comprising the description and/or embodiment of the Program shall be held in confidence for so long as it is confidential to, or a trade secret of, U S West. During such period each party will use Confidential Information solely for the purposes of this Agreement unless otherwise allowed herein or by written permission of the disclosing party. Each party agrees not to copy such Confidential Information of the other unless such party is otherwise licensed to so copy or unless, specifically authorized by the disclosing party. Each party agrees that it shall not make disclosure of any such Confidential Information to anyone except its employees for the purposes set forth above. Each party shall appropriately notify each such employee that the disclosure is made in confidence and shall be kept in confidence in accordance with this Agreement. Notwithstanding the previous limitation on disclosure, disclosure may be made to subcontractors of a party and as permitted under this Agreement but only if such subcontractor has previously signed a confidentiality agreement in which the subcontractor agrees to be bound by provisions at least as restrictive as those contained in this Section 8.0. Each party also agrees that it will make requests for Confidential Information of the other party only if necessary to accomplish the purposes set forth in this Agreement. The obligations set forth herein shall be satisfied by each party through the exercise of the same degree of care used to restrict disclosure and use of its own information of like importance, but not less than is reasonable under the circumstances.

         8.2 Each party agrees that in the event permission is granted by the other to copy such Confidential Information, each such copy shall contain and state the same confidential or proprietary notices or legends, if any, which appear on the original. Except as provided in this Agreement, nothing herein shall be construed as granting to either party any right or license under any copyrights, inventions, or patents now or hereafter owned or controlled by the other party.


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         8.3      Upon termination of this Agreement for any reason or upon
                  request of the disclosing party, all Confidential Information, together with any copies of same as may be authorized herein, shall be returned to the disclosing party or certified destroyed by the receiving party. The requirements of use and confidentiality set forth herein shall survive the termination of this Agreement as provided above.

         8.4 The obligations imposed in this Agreement regarding Confidential Information shall not apply to any information which:

                  (i) is already in the possession of the receiving party and is documented in written records in its possession prior to such disclosure; or

                  (ii) is independently developed by the receiving party without reliance on or access to Confidential Information hereunder, and is documented in written records in its possession; or

                  (iii) is or becomes publicly available through no fault of the receiving party; or

                  (iv) is obtained by the receiving party from a third person who is under no obligation of confidence to the party whose Confidential Information is disclosed; or

                  (v) is disclosed without restriction by the disclosing party.

9.0      TERMINATION

         9.1 Either party has the right to terminate this Agreement if the other party breaches or is in default of any material obligation hereunder, which default is incapable of cure or which, being capable of cure, has not been cured within forty-five (45) days after receipt of written notice of such default from the non-defaulting party or within such additional cure period as the non-defaulting party may authorize in writing.

         9.2 Either party may terminate this Agreement by written notice to the other party, and may regard the other party as in default, if the other party becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, becomes subject to any proceedings under any bankruptcy or insolvency law (which has not been terminated within thirty
                  (30) days of any filing) whether domestic or foreign, or has wound up or liquidated, voluntarily or otherwise.

         9.3 Upon termination of this Agreement, there shall be no refund, in whole or in part, of any Payments already made, and LICENSEE shall make all Payments in accordance


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                  with Section 3.0 above which may be due or may have accrued up to the date of termination.

         9.5 Upon termination of this Agreement, the licenses granted to LICENSEE shall immediately terminate and LICENSEE shall return to U S West all copies of the Program and any associated documentation as set forth in Section 8.3 above.

         9.6 Termination of this Agreement shall be in addition to any other right or remedy which the terminating party may have either at law or in equity or under this Agreement.

10.0     EXPORT

         LICENSEE acknowledges that the Program may be subject to United States re-export regulations. Specifically, LICENSEE agrees and certifies that the Program, technical data or information provided by U S West, or the direct product thereof, will not be re-exported except as permitted by United States laws and regulations, and the prior written authorization of U S West. LICENSEE shall be solely responsible for compliance with all laws and regulations applicable to export of the Program outside of the United States of America. LICENSEE shall defend and indemnify U S West against any costs, expenses, fines and other liability for failure to so comply, provided that U S West shall cooperate with all reasonable requests from LICENSEE for information.

11.0     PUBLICITY

         No identification of the other party, reference to the other party or reference to the other party's names, codes, drawings or specifications will be used in any advertising or promotional efforts in reference to activities undertaken hereunder without the other party's prior written permission. Each party agrees to indemnify the other against any claim arising out of its failure to do so.

12.0     DISPUTE RESOLUTION

         12.1 If a Dispute arises hereunder and such Dispute cannot be settled through negotiation, the parties agree to resolve the matter through binding arbitration. Federal law shall govern the arbitrability of all claims.

         12.2 A single arbitrator engaged in the practice of law, who is knowledgeable about the subject matter of this Agreement and the matter in dispute, shall conduct the arbitration under the then-current Commercial Arbitration Rules of the American Arbitration Association ("AAA") unless otherwise provided herein. The arbitrator shall be selected in accordance with AAA procedures from a list of qualified people maintained by the AAA. The arbitration shall be conducted in a city selected by the


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                  party the Dispute is being brought against and all expedited procedures prescribed by the AAA rules shall apply. The laws of the State of Colorado, United States of America, shall govern the construction and interpretation of this Agreement.

         12.3 Either party may request from the arbitrator injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the Dispute is otherwise resolved. The arbitrator shall not have authority to award punitive damages.

         12.4 Each party shall bear its own costs and attorneys' fees, and the parties shall share equally the fees and expenses of the arbitrator. The arbitrator's decision and award shall be final and binding, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         12.5 If any party files a judicial or administrative action asserting claims subject to arbitration, as prescribed herein, and the other party successfully stays such action and/or compels arbitration of said claims, the party filing said action shall pay the other party's costs and expenses incurred in seeking such stay and/or compelling arbitration, including reasonable attorneys' fees.

13.0     GENERAL

         13.1 This Agreement is for the benefit of U S West and LICENSEE and not for any other person. The rights, duties and privileges of LICENSEE hereunder shall not be transferred or assigned by it either in part or in whole without prior written consent of US West. However, LICENSEE shall have the right to transfer its rights, duties and privileges under this Agreement in connection with its merger and consolidation with another firm or the sale of substantially all its business to another person or firm, provided that such person or firm shall first have agreed with U S West to perform the transferring party's obligations and duties hereunder. U S West may transfer or assign this Agreement to an Affiliate or successor.

         13.2 The relationship of U S West and LICENSEE established by this Agreement is of licensor and licensee, each to constitute an independent contractor. Nothing in this Agreement shall be construed to give either party the power to direct or control the daily activities of the other party, or to constitute the parties as principal and agent, employer and employee, partners, joint ventures, co-owners, or otherwise as participants in a joint undertaking. U S West and LICENSEE understand and agree that, except as specifically provided in this Agreement, U S West does not grant LICENSEE the power or authority to make or give any agreement, statement, representation, warranty, or other commitment on behalf of U S West, or to enter into any contract or otherwise incur any liability or obligation, express or implied, on behalf of U S West, or to transfer, release, or waive any right, title, or interest of U S West.


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         13.3     A term or condition of this Agreement can be waived or
                  modified only with the written consent of both parties. Forbearance or indulgence by either party in any regard shall not constitute a waiver of the term or condition to be performed, and either party may invoke any remedy available under this Agreement, at law or in equity, despite such forbearance or indulgence.

         13.4 Any notice, demand or other communication required or permitted to be given to either party to this Agreement shall be in writing and shall be either personally delivered by hand or delivered by prepaid courier or sent by electronic means such as facsimile, telex or electronic mail, charges prepaid and confirmed by prepaid registered mail. Any notice personally delivered or delivered by courier shall be deemed received upon delivery. Any notice sent by electronic means shall be deemed received upon the date the sending terminal confirms that the notice was received by the receiving terminal. Any notice required or permitted to be given to either party shall be delivered or sent to:

                  U S West Communication Service, Inc.
                  1999 Broadway, 8th Floor
                  Denver, CO 80202
                  Attn.:   Miles Morimoto
                  Director Transaction Services

                  LICENSEE
                  215 West Church Road
                  King of Prussia, PA 19406
                  Attn.:   William A. Browne
                  Vice President, Sales & Marketing

         cc:      U S West
                  4001 Discovery Drive
                  Boulder, Colorado 80303
                  Attn.:  Intellectual Property & Technology
                          Transfer Office

                  The address at which notice may be given to a party may be changed by such party giving notice to the other party as provided in this Subsection 13.4.

         13.5 Headings are inserted for convenience of reference only and shall not be used for the purpose of interpreting this Agreement.

         13.6 The rights and obligations of the parties which by their nature would be expected to survive termination or expiration of this Agreement shall so survive.

         13.7 Neither party shall be liable for delay or failure in performance resulting from acts beyond the control of such party, including but not limited, and whether similar or dissimilar, to acts of God, acts of war, riot, fire, flood or other disaster, acts of government, strike, lockout, communication line or power failure. Either party may delay delivery or performance occasioned by causes beyond control of such party in


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                  accordance with this Subsection 13.7. If such delay exists beyond a period of sixty (60) calendar days, either party, at its option, shall have the right to terminate this Agreement, in whole or in part.

         13.8 This Agreement, or portion thereof, may be terminated or modified by written agreement of the parties in the event of any notification from the United States Government, or any judicial statement, whether by appealable order, final judgment or otherwise that the terms, conditions, or performance of obligations hereunder are inconsistent with the terms of the Telecommunications Act of 1996 or other applicable laws.

         13.9 This Agreement and matters connected to the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the State of Colorado.

         13.10 This Agreement, appendices and any schedule attached hereto, when initialed or signed by both parties, contain the complete and exclusive statement of the agreement between the parties, and supersedes all prior and contemporaneous agreements, understandings, proposals, negotiations, representations or warranties of any kind whether oral or written with respect to the subject matter hereof. No oral or written representation that is not expressly contained in this Agreement is binding on U S West or LICENSEE.



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below.

U S WEST                                LICENSEE
Accepted By:                            Accepted By:

----------------------------------      --------------------------------------


----------------------------------      --------------------------------------
Name                                    Name

     V.P. Internet Services                  V.P. Sales & Marketing
----------------------------------      --------------------------------------
Title                                   Title


       6/22/98                               6/24/98
----------------------------------      --------------------------------------
Date                                    Date


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